Exhibit (e)(1)

DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”) made this 3rd day of January, 2022, by and between Neuberger Berman ETF Trust (the “Trust”), a Delaware statutory trust, and Neuberger Berman BD LLC (“Distributor”), a Delaware limited liability company,. Capitalized terms used herein and not defined have the meaning given to them in the prospectus and statement and additional information of the Trust.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and its shares of beneficial interest (“Shares”) are issued in one or more distinct series (each a “Fund”); and

WHEREAS, the Trust intends to create and redeem Shares of each Fund on a continuous basis at their net asset value only in aggregations constituting a Creation Unit, as such term is defined in the Trust’s registration statement; and

WHEREAS, the Shares of each Fund are registered under the Securities Act of 1933, as amended (the “1933 Act”), and will be listed on one or more national securities exchanges (each an “Exchange,” and together, the “Exchanges”); and

WHEREAS, Distributor is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and is registered as a broker-dealer with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”); and

WHEREAS, the Trust desires to retain the Distributor to serve as principal underwriter in connection with the issuance and distribution of Creation Units of Shares of each Fund listed in Schedule A attached hereto, and to such other Funds of the Trust hereinafter established as agreed to from time to time by the parties, evidenced by an addendum to Schedule A (hereinafter “Fund” shall refer to each Fund which is subject to this Agreement, and all agreements and actions described herein to be made or taken by a Fund shall be made or taken by the Trust on behalf of the Fund), and the Distributor is willing to act as principal underwriter of the Shares of each such Fund, if any, on the terms and conditions hereinafter set forth; and

NOW, THEREFORE, In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1. Appointment.

a. The Trust hereby appoints Distributor, and Distributor accepts appointment, as the Trust’s exclusive agent to be the principal underwriter of the Trust to distribute and arrange for the sale and redemption of Creation Units of the Shares of each Fund, only to Authorized Participants (as that term is defined in the Prospectus) that have entered into agreements (each an “Authorized Participant Agreement”) for book-entry by The Depository Trust Company of transactions in Shares, as described in the Trust’s statutory or summary prospectuses (individually or collectively, the “Prospectus”) and statements of additional information (individually or collectively, the “SAI”) that are part of the Trust’s registration statement as the same may be amended from time to time (the “Registration Statement”).

b. The Trust acknowledges that Distributor shall not be obligated to approve or reject, or submit any certain number of orders for Creation Units and nothing herein shall prevent Distributor from entering into like distribution arrangements with other investment companies. Nothing herein shall affect or limit the right and ability of the Trust to accept Deposit Securities (as defined in the Prospectus and SAI) and related Cash Components (as defined in the Prospectus and SAI), as provided in and in accordance with the Prospectus and SAI.

c. The sale of any Shares by a Fund may be suspended without prior notice whenever in the judgment of the Trust it is in its best interest to do so.

2. Services Provided by Distributor.

a. In carrying out its responsibilities under this Agreement, Distributor shall execute Authorized Participant Agreements with registered broker-dealers and other eligible entities to act as Authorized Participants, and provide for the purchase of Creation Units of the Funds by such Authorized Participants. The Authorized Participant Agreement shall be in substantially the form approved by the Board with such non-material edits as may be approved by counsel to Distributor and the Funds.

b. The parties understand and agree that Distributor will receive orders for the purchase of Creation Units (“Purchase Orders”) and orders to redeem Creation Units (“Redemption Orders”) from Authorized Participants through the Fund’s transfer agent, and that once an order is submitted by an Authorized Participant to the Fund’s transfer agent it becomes irrevocable by the Authorized Participant. Distributor will review all such Purchase Orders and Redemption Orders to confirm that they are in proper form, including that the appropriate basket type has been used by the Authorized Participant. Distributor will approve each Purchase Order or Redemption Order deemed to be in proper form, causing instructions for the in-kind delivery of securities to the Fund and Fund shares to the Authorized Participant (in connection with a Purchase Order) or the in-kind delivery of securities to the Authorized Participant and Fund shares to the Fund (in connection with a Redemption Order) to be provided to the transfer agent and the Fund’s custodian. Sales of Creation Units shall be deemed to be made when and where accepted by the transfer agent on the books and records of the Fund.

c. Distributor shall approve and submit only such orders for the purchase of Creation Units by Authorized Participants only to the extent purchase orders are actually received from Authorized Participants, and not in excess of such orders, and shall not avail itself of any opportunity for making a profit by expediting or withholding orders. Distributor may reject Purchase Orders or Redemption Orders on behalf of the Trust or any Fund where, among other circumstances, in the judgment of Distributor such order is not in proper form. In the event that a Purchaser Order or Redemption Order is rejected by Distributor, Distributor will communicate with the Authorized Participant regarding such rejection.

d. All sales literature and advertisements used by the Distributor in connection with sales of Shares shall be subject to approval by the Trust. The Trust authorizes the Distributor, in connection with the sale or arranging for the sale of Shares of any Series, to provide only such information and to make only such statements or representations as are contained in the applicable Fund’s then-current Prospectus and SAI or in such financial and other statements furnished to the Distributor or as may properly be included in sales literature or advertisements in accordance with the provisions of the 1933 Act, the 1940 Act and applicable rules of self-regulatory organizations. Neither the Trust nor any Series shall be responsible in any way for any information provided or statements or representations made by the Distributor or its representatives or agents other than the information, statements and representations described in the preceding sentence.

e. All marketing of Creation Units to Authorized Participants by Distributor as agent of the Trust will, in all respects, be conducted in the manner set forth in the Prospectus, SAI and (i) the 1933 Act, the 1934 Act, the 1940 Act, and the rules and regulations made or adopted thereunder; (ii) the rules of FINRA; and (iii) the rules of, and orders issued by the SEC to, the Exchanges ((i) through (iii) collectively, the “Rules and Regulations”). Distributor shall offer Creation Units for sale only in those jurisdictions where: (i) they have been properly registered; (ii) they are exempt from registration; or (iii) for which appropriate notice filings have been made. Distributor shall offer Creation Units for sale only to Authorized Participants.

f. Distributor shall utilize commercially reasonable efforts to encourage and promote the sale of Creation Units to Authorized Participants but is not obligated to arrange for the sale of any specific number of Creation Units. To this end, Distributor, at its own expense or at the expense of an affiliate, may prepare and disseminate research and resource material as may be reasonably necessary or desirable to promote the sale of the Creation Units. Any such material which refers to the Trust or Funds shall comply with Distributor’s policies and procedures with respect to such communications. Distributor shall review all proposed sales literature for compliance with applicable laws and regulations, and shall file with appropriate regulators those materials that it believes are in compliance with such laws and regulations. Distributor shall furnish to the Trust any comments provided by regulators with respect to such materials and seek to obtain the approval of the regulators to such materials.

g. In the event that the Distributor is required to vote shares of a Fund due to an Authorized Participant’s irrevocable delegation of voting rights over Fund shares beneficially owned by the Authorized Participant (the “Delegation”), the Distributor will vote such shares in the same proportion as the vote of all other holders of such securities; provided, however, that in circumstances where the Distributor would vote all outstanding Fund shares pursuant to such a Delegation, whether for one or more Authorized Participants, the Distributor, pursuant to the Delegation, will decline to vote and no Fund shares will be voted by the Distributor.

3. Term of Agreement; Termination of Agreement; Amendment of Agreement.

a. This Agreement shall become effective on the date first written above and shall remain in full force and effect until October 31, 2023 and may be continued from year to year thereafter; provided, that such continuance shall be specifically approved each year by the Trustees or by a majority of the outstanding voting securities of the Fund, and in either case, also by a majority of the Trustees who are not interested persons of the Trust or the Distributor (“Disinterested Trustees”) and by a majority of those Disinterested Trustees who have no direct or indirect financial interest in any Rule 12b-1 Plan relating to such Fund or this Agreement (“Rule 12b-1 Trustees”). This Agreement may be amended as to any Fund with the approval of the Trustees or of a majority of the outstanding voting securities of the Fund; provided, that in either case, such amendment also shall be approved by a majority of the Disinterested Trustees and the Rule 12b-1 Trustees.

b. Either party may terminate this Agreement without the payment of any penalty, upon not more than sixty days’ nor less than thirty days’ written notice delivered personally or mailed by registered mail, postage prepaid, to the other party; provided, that in the case of termination by any Fund, such action shall have been authorized (i) by resolution of the Trustees, or (ii) by vote of a majority of the outstanding voting securities of such Fund, or (iii) by written consent of a majority of the Disinterested Trustees or the Rule 12b-1 Trustees.

c. This Agreement shall automatically terminate if it is assigned by the Distributor.

d. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “interested persons,” “assignment” and “vote of a majority of the outstanding voting securities,” as used in this Agreement, shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. The Trust and the Distributor may from time to time agree on such provisions interpreting or clarifying the provisions of this Agreement as, in their joint opinion, are consistent with the general tenor of this Agreement and with the specific provisions of this Section 3(d). Any such interpretations or clarifications shall be in writing signed by the parties and annexed hereto, but no such interpretation or clarification shall be effective if in contravention of any applicable federal or state law or regulations, and no such interpretation or clarification shall be deemed to be an amendment of this Agreement.

No term or provision of this Agreement shall be construed to require the Distributor to provide distribution or administrative services to any series of the Trust other than the Funds, or to require any Fund to pay any compensation or expenses that are properly allocable, in a manner approved by the Trustees, to a series of the Trust other than such Fund.

4. Miscellaneous.

a. This Agreement is made and to be principally performed in the State of New York, and except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.

b. This Agreement is made by the Trust solely with respect to the Funds, and the obligations created hereby with respect to one Fund bind only assets belonging to that Fund and are not binding on any other series of the Trust.

c. The Distributor shall look only to the assets of the Fund for the performance of this Agreement by the Trust on behalf of such Fund, and neither the shareholders, the Trustees nor any of the Trust’s officers, employees or agents, whether past, present or future, shall be personally liable therefor.

d. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of such counterparts together will constitute one and the same instrument. This Agreement will become binding on the parties hereto upon their execution of the attached exhibits to this Agreement.

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IN WITNESS WHEREOF, the Trust and Distributor have caused this Distribution Agreement to be executed by their respective officers thereunto duly authorized, as of the day and year above written.

NEUBERGER BERMAN ETF TRUST

By:	/s/ Brian Kerrane
Brian Kerrane
Vice President & COO – Mutual Funds

NEUBERGER BERMAN BD LLC

By:	/s/ Brian Kerrane
Brian Kerrane
Managing Director

Schedule A

Neuberger Berman Carbon Transition & Infrastructure ETF

Neuberger Berman Disrupters ETF

Neuberger Berman Next Generation Connected Consumer ETF

Sch. A-1